ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
	Filed in the office of Ross Miller Secretary of State State of Nevada	Document Number 20140621419-20
Certificate of Change Pursuant to NRS 78.209		Filing Date and Time 08/28/2014 11:15 AM
Entity Number E0514522013-2

Certificate of Change filed Pursuant to NRS 78.209
For Nevada Profit Corporations

1.	Name of corporation:

TWINLAB CONSOLIDATED HOLDINGS, INC.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:
110,000,000 AUTHORIZED SHARE (100,000,000 COMMON & 10,000,000 PREFERRED), PAR VALUE $0.001.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:
5,500,000,000 AUTHORIZED SHARE (5,000,000,000 COMMON & 500,000,000 PREFERRED), PAR VALUE $0.001.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:
50 SHARES OF COMMON STOCK FOR EVERY ISSUED AND OUTSTANDING SHARE OF COMMON STOCK.

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:
Fractional shares, if any, will be rounded up to the next whole share

7. Effective date of filing: (optional)               8/28/14
(must not be later than 90 days after the certificate is filed)

 8. Signature: (required)

X /S/ LUZ VAZQUEZ	PRESIDENT
Signature of Officer	Title

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.